UNITED STATES
                             SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13E-3
                                 (Rule 13e-100)

                        RULE 13e-3 TRANSACTION STATEMENT
       (Pursuant to Section 13(e) of the Securities Exchange Act of 1934)
                                 AMENDMENT NO. 1


                            HARVEY ELECTRONICS, INC.
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                              (Name of the Issuer)

                     Common Stock, $.01 par value per share
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                         (Title of Class of Securities)

                                    417660107
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                      (CUSIP Number of Class of Securities)

     Joseph J. Calabrese, Chief Financial Officer, Harvey Electronics, Inc.,
          205 Chubb Avenue, Lyndhurst, New Jersey 07071
                                 (201) 842-0078
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(Name, Address and Telephone Number of Person Authorized to Receive Notices and
             Communications on Behalf of Person(s) Filing Statement)

                                 With copies to:

      Seth I. Rubin, Esq., Ruskin Moscou Faltischek, P.C., 1425 EAB Plaza,
                East Tower, 15th Floor, Uniondale, NY 11556-1425
                                 (516) 663-6691
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This statement is filed in connection with (check the appropriate box):

[X] a. The filing of solicitation materials or an information statement subject to Regulation 14A (17 CFR 240. 14a-1 to 240. 14b-2],
          Regulation  14C [17 CFR 240.  14c-1 to  240.14c-101]  or Rule 13e-3(c)
          [ss.240. I 3e-3(c)] under the Securities  Exchange Act of 1934.

[ ] b. The filing of a registration statement under the Securities Act of 1933.

[ ]       c. A tender offer.

[ ]       d. None of the above.

     Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: [ ]

     Check the following box if the filing is a final amendment reporting the results of the transaction: [ ]

                            Calculation of Filing Fee
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        Transaction                                     Amount of filing fee*
        valuation*     $14,000                                $ 1.65
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*    The Company  previously  filed a Schedule  13e-3 on September 20, 2005, and paid a fee of $1.65 on a Transaction Valuation of $14,000.

[X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount previously Paid: $1.65

Form or Registration No.: Schedule 13e-3

Filing Party:  Harvey Electronics, Inc.

Date Filed: September 20, 2005


                                    STATEMENT

This Amendment No. 1 to Rule 13e-3 Transaction Statement is being filed by Harvey Electronics, Inc., a New York corporation (the "Company"). The Company has determined that it will not proceed, at the present time, with the Transaction described in its September 20, 2005 Schedule 13e-3 filing and the preliminary proxy materials annexed thereto, and the Company hereby withdraws such filings from consideration.



                                    SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              HARVEY ELECTRONICS, INC.


                                              By:/s/Joseph J. Calabrese
                                                 ------------------------------
                                                 Joseph J. Calabrese
                                                 Executive Vice President,
                                                 Chief Financial Officer,
                                                 Treasurer and Secretary

Dated: September 28, 2005